EXHIBIT 10
Robert Sarver
Chairman & Chief Executive Officer
April 1, 2010
Mr. Kenneth Vecchione

Subject:	Terms of Employment
Dear Ken:
This letter sets forth the terms of your employment to fill the newly created position of President and Chief Operating Officer of Western Alliance Bancorporation (“WAL” or the “Company”).

Position/Duties:	You will serve as President and Chief Operating Officer of WAL and will report to Robert Sarver, Chairman & CEO of WAL. Your employment will begin on April 5, 2010 (your “Employment Date”). You will be responsible for managing the day-to-day activities of WAL and for operations management, subject to the oversight of Mr. Sarver and the WAL Board of Directors. You will also continue to serve as a director on the WAL Board of Directors.[1] However, acceptance of these terms will constitute your resignation from the Board’s Compensation Committee effective immediately.

Special Cash Bonus:	On your Employment Date, WAL will pay you a one-time bonus of $1,000,000. In the event you voluntarily terminate your employment with WAL prior to December 31, 2010, you agree to repay WAL a prorated amount of the Special Cash Bonus as determined by the number of calendar days between your Employment Date through December 31, 2010.

[1]	The Company does not pay directors who are also employees of the Company additional compensation for their service as directors.
2701 E. Camelback Rd, Ste. 120 • Phoenix, AZ • 85016
Phone: 602.952.5445 • Fax: 602.468.8919

Kenneth Vecchione
April 1, 2010

Special Stock Award:	On your Employment Date, WAL will grant you restricted shares of the Company having a value of $500,000. The number of restricted shares will be determined based on the closing price of the Company’s stock on the date of grant. The Special Stock Award will vest at a rate of 50% on the second anniversary of your Employment Date, 25% on the third anniversary of your Employment Date, and 25% on the fourth anniversary of your Employment Date. Vesting will be contingent on your continued employment with the Company, and unvested restricted stock grants are forfeited immediately upon termination of employment for any reason. During the TARP Period (as defined below), the vesting of the Special Stock Award will not be accelerated due to a change in control event as defined in 26 CFR 1.280G-1, Q&A-27 through Q&A-29 or a change in control event as defined in 26 CFR 1.409A-3(i)(5)(i). The Special Stock Award shall be “Long-term restricted stock” as that term is defined by 31 CFR § 30.1, and will be subject to the restrictions set forth in that rule. Specifically, the Special Stock Award will only become transferable on a pro rata basis as the TARP Funds (as defined below) are repaid, in increments of no less than 25%.

Cash Based Salary:	Beginning on your Employment Date, your annual cash based salary will be $500,000.

Equity Based Salary:	Beginning on January 1, 2011, your annual Equity Based Salary will be equivalent to $500,000 of salary stock. The number of salary shares will be determined based on the closing price of the Company’s stock on the last day of every payroll period, and will be distributed within 30 days of the end of each calendar quarter. Upon repayment of the TARP Funds and the end of the TARP Period, the Company will discontinue your Equity Based Salary.

Long Term Incentive:	Beginning on January 1, 2011, you will be eligible for annual grants of restricted stock and/or stock options under WAL’s 2005 Stock Incentive Plan (as amended) in accordance with our standard compensation policies and practices as these may change from time to time. During the TARP Period: (i) the amount of your Long Term Incentive compensation will be based upon the Company’s performance as measured by the goals established by the Compensation Committee pursuant to the WAL Annual Bonus Plan; (ii) the target amount of your Long Term Incentive compensation will be 100% of your Cash Based Salary; (iii) your Long Term Incentive compensation shall not exceed more than 1/3 of your total annual compensation; and (iv) all Long Term Incentive compensation will be paid in Long-term restricted stock, as that term is defined in 31 CFR § 30.1. Long Term incentive

Kenneth Vecchione
April 1, 2010

compensation shall vest no earlier than 2 years subsequent to the grant date, and will become transferable to you on a pro rata basis as the TARP Funds are repaid, in increments of no less than 25%. Upon repayment of the TARP Funds and the end of the TARP Period, the amount of your Long Term Incentive compensation will be determined by the Compensation Committee based on your responsibilities and its assessment of your contributions to the Company.

Annual Bonus:	During the TARP Period, you will not be eligible to participate in the WAL Annual Bonus Plan. Upon repayment of the TARP Funds and the end of the TARP Period, you will participate in the WAL Annual Bonus Plan and will be eligible for an annual cash award based on the Company’s annual performance relative to pre-established targets that are subject to the WAL Compensation Committee’s review and approval. As President and COO of the Company, your target bonus will be 100% of your annual salary. The amount of the annual bonus during the first year of eligibility will be prorated according to the date you become eligible to participate in the WAL Annual Bonus Plan.

Benefits:	Subject to proper documentation and applicable Company policies, you will be reimbursed for ordinary and necessary business expenses. You will be able to participate in any group benefits plan established by WAL for which you are or may be eligible, including medical plans, disability insurance plans, life insurance plans, 401(k), restoration plans, profit sharing or other similar plans. You will also be covered as an executive officer under the Company’s D&O insurance policy. These benefits are governed by the terms and conditions contained in the applicable plans or policies, and they are subject to change or discontinuation at any time.

TARP:	You understand and acknowledge that the Company operates under contractual, statutory and regulatory restrictions that affect executive compensation during the time period the Company holds funds received pursuant to the United States Government’s Troubled Asset Relief Program (the “TARP Period” and “TARP Funds” respectively). To the extent necessary, the Company may revise the terms of your employment to comply with TARP requirements. Upon repayment of the TARP funds and the end of the TARP Period, the Company may restructure your compensation package, along with other senior executive officers, to reflect changing market conditions.

No Restrictions:	You represent and warrant that you are not subject to any non-

Kenneth Vecchione
April 1, 2010

competition, non-solicitation or similar obligations to any former employer that could impair your ability to perform your duties and responsibilities in connection with the Company. In addition, you agree that you will not use or disclose any confidential or proprietary information of any former employer in performing these duties and responsibilities. You also agree to execute such documentation and to comply with such procedures as the Company may require or establish from time to time to confirm the above representations and warranties and ensure your compliance with these obligations.

Noncompetition:	To protect and preserve the value of the substantial financial commitment WAL will be making in connection with your employment, and in consideration of and as a condition to your employment on the terms set forth above, you agree to execute a Protection Agreement substantially in the form of Exhibit A attached hereto.

Confidentiality:	You agree to hold in the strictest confidence all confidential business information of WAL or any of its affiliates, including, without limitation, information relating to customers, employees, costs, marketing, trading, investment, sales activities, promotion, credit and financial data, financing methods, or plans of WAL or any of its affiliates and will not disclose or communicate (directly or indirectly) any such information to any other person, firm or corporation in any manner whatsoever without WAL’s prior written consent.

Governing Law:	The terms of your employment shall be governed by the laws of the State of Arizona for so long as you are an employee of WAL and, thereafter, by the laws of the State in which WAL’s successor in interest has its main office.

Employee Policies:	You agree to observe and comply with all applicable WAL policies and guidelines, including, without limitation, WAL’s Employee Guide and its Code of Business Conduct and Ethics.

Screening:	Your employment and these terms are subject to your successful completion of WAL’s drug testing, fingerprinting and other pre-employment background check requirements.

Kenneth Vecchione
April 1, 2010

If you agree to be bound by these terms, please sign where indicated below.
Sincerely,
/s/ Robert Sarver
Robert Sarver

AGREED:

/s/ Kenneth Vecchione

Kenneth Vecchione

Dated:	April 2, 2010

EXHIBIT A
PROTECTION AGREEMENT
     This Employment Covenant (“Covenant”) is being entered into this 1st day of April, 2010 by and between Kenneth Vecchione (“Officer”) and Western Alliance Bancorporation, a Nevada corporation (“WAL”), and is made with reference to the following facts:
RECITALS
     WHEREAS, WAL has employed Officer as a senior executive with responsibility for managing the day-to-day activities of WAL and for operations management in all geographic areas in which WAL currently has a market presence or operations;
     WHEREAS, Officer will reside and work primarily within the State of Arizona;
     WHEREAS, in reliance on Officer’s stated commitment to fulfilling such responsibility, WAL has agreed to invest substantial financial and managerial resources to support Officer’s efforts;
     WHEREAS, in consideration of Officer’s employment by WAL as a senior executive, and in recognition and acknowledgement of WAL’s substantial investment, Officer has agreed to enter into this Covenant.
     In view of the foregoing, and for good and valuable consideration, receipt of which is hereby acknowledged, Officer agrees with WAL as follows:
     1. Noncompetition. During the Restrictive Period, Officer will not, directly or indirectly, engage in any Competitive Business (a) in the same or similar capacity or function to that in which Officer worked for WAL, or (b) in any other capacity in which Officer’s knowledge of WAL’s business and/or confidential information would facilitate or support Officer’s work for such competitor or competitive enterprise. For purposes of this Agreement, “Restrictive Period” means the period beginning on the date hereof and ending on the earlier of: (A) the first anniversary of the date on which Officer’s employment is terminated for any reason other than termination by WAL without cause; or (B) the date on which Officer’s employment is terminated by WAL without cause. The term “Competitive Business” means an ownership, employment, consulting or similar relationship with a depository institution (as defined in 12 U.S.C. §1813(c)) that provides products and services similar to and competitive with any products or services offered by WAL’s banking subsidiaries within the states of Arizona, California or Nevada at any time during the Restrictive Period (or with a company that controls such an institution). Notwithstanding the foregoing, it shall not be a breach of this Section 1: (i) for Officer to own, as a passive investment, not more than five percent (5%) of the outstanding stock of any corporation engaged in a Competitive Business having securities listed on the New York Stock Exchange, the American Stock Exchange, or traded on NASDAQ; or (ii) to be employed by, or provide services to, a multistate depository institution (or a holding company thereof) doing business in the above mentioned states, so long as Officer has no direct or indirect supervisory responsibilities for banking operations in such states.
     2. No Solicitation of Employees. During Officer’s employment with WAL and for a period of one year after the date such employment is terminated for any reason, Officer shall not, directly or indirectly, on behalf of Officer or any other person, employ or solicit for employment any person known by Officer to be employed by WAL or any affiliate at the time of such employment or solicitation.
     3. No Solicitation of Customers. During Officer’s employment with WAL and for a period of one year after the date such employment is terminated for any reason, Officer shall not: (i) provide, sell, market or endeavor to provide, sell or market any Competing Products/Services to any WAL Customers, or otherwise solicit or communicate with any WAL Customers for the purpose of selling or providing any Competing Products/Services, and (ii) urge, induce or seek to induce any WAL Customers to terminate their business with WAL, or its affiliates, or to cancel, reduce, limit or in any manner interfere with WAL Customers’ business with the WAL affiliates. For purposes of this Agreement, the term “Competing Products/Services” means any product or service similar to or competitive with the products or services offered by WAL’s banking subsidiaries. For purposes of this Agreement, the term “WAL Customers” means any person or entity that has a banking relationship with one or more of WAL’s banking subsidiaries at any time during the period of Officer’s employment with WAL.
     4. Confidentiality. Officer will not at any time (whether during or after his employment with WAL), unless compelled by lawful process, disclose or use for his own benefit or purposes or the benefit or purposes of any other person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise other than WAL and any of its subsidiaries or affiliates, any trade secrets, or other confidential data or information relating to customers, development programs, costs, marketing, trading, investment, sales activities, promotion, credit and financial data, financing methods, or plans of WAL or of any subsidiary or affiliate of WAL; provided that the foregoing shall not apply to information which is not unique to WAL or which is generally known to the industry or the public. Upon the termination of employment with WAL for any reason, Officer will return to WAL immediately all memoranda, books, papers, plans, information, letters and other data, and all copies thereof or therefrom, in any way relating to the business of WAL and its affiliates, except that Officer may retain personal notes, notebooks and diaries that do not contain confidential information of the type described in the preceding sentence. Officer further agrees not to retain or use at any time any trade names, trademark or other proprietary business designation used or owned in connection with the business of WAL or its affiliates.
     2. Remedy for Breach. The parties agree that, in the event of breach or threatened breach of the undersigned’s covenants herein, the damage or imminent damage to the value and the goodwill of WAL will be difficult to estimate, making any remedy at law or in damages inadequate. Accordingly, the parties agree that WAL shall be entitled to injunctive relief against the undersigned in the event of any breach or threatened breach of any of such covenants by the undersigned, in addition to any other relief (including money damages) available to WAL under this Covenant or under law. The undersigned agrees that the remedy at law for any breach by the undersigned of this Covenant will be inadequate and that WAL shall be entitled to injunctive relief.
     3. Severability. In the event that a court of competent jurisdiction determines that any portion of this Covenant is in violation of any statute or public policy, then only the portions of this Covenant which violate such statute or public policy shall be stricken, and all portions of this Covenant which do not violate any statute or public policy shall continue in full force and effect. Furthermore, any court order striking any portion of this Covenant shall modify the stricken terms as narrowly as possible to give as much effect as possible to the intentions of the parties under this Covenant.
     4. Governing Law. This Covenant shall be governed by and construed and enforced in accordance with the laws of the State of Arizona without giving effect to the principles of conflicts of law thereof.

     IN WITNESS WHEREOF, the parties have signed this Covenant on the date set forth above.

WESTERN ALLIANCE BANCORPORATION		OFFICER

By:	/s/ Robert Sarver	/s/ Kenneth Vecchione

	Robert Sarver, CEO	Kenneth Vecchione